Exhibit 99.1

#16-03	News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS;
FOURTH QUARTER REVENUES UP 3% (4% CONSTANT CURRENCY), EPS UP 33%;
RAISES 2016 GUIDANCE AND REAFFIRMS 2017 OUTLOOK

WELLINGTON, FL, February 2, 2016 – B/E Aerospace, Inc. (the “Company”) (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products, today announced its fourth quarter and full year 2015 financial results, increased its 2016 guidance and reaffirmed its 2017 outlook.  The following full year 2015 highlights are presented exclusive of the third quarter charge associated with the Company’s cost reduction program. For comparability purposes, the fourth quarter and full year 2014 results are presented on an adjusted basis as detailed below.

FOURTH QUARTER 2015 HIGHLIGHTS

•	Revenues increased 3 percent (4 percent constant currency) as compared with the prior year period
•	Operating earnings increased 12 percent and operating margin of 18.8 percent expanded 150 basis points as compared with the prior year period
•	Net earnings per diluted share of $0.81 increased 33 percent as compared with the prior year period
•	Free cash flow conversion ratio was approximately 132 percent
•	During the fourth quarter the Company repurchased $90 million of its shares, bringing full year 2015 repurchases to $150 million

2015 FULL YEAR HIGHLIGHTS

•	Revenues increased 5 percent (6 percent constant currency) as compared with the prior year
•	Operating earnings increased 8 percent and record operating margin of 18.4 percent expanded 50 basis points as compared with the prior year
•	Net earnings per diluted share of $3.03 increased 21 percent as compared with the prior year
•	Free cash flow conversion ratio was approximately 76 percent of net earnings
•	During the year the Company repurchased $150 million of its shares, paid $79 million in dividends and repaid $136 million of its outstanding term loan

For comparability purposes, except as otherwise noted, this press release presents 2015 results excluding the Company’s third quarter charge associated with its cost reduction program.  Unless otherwise noted, this press release presents 2014 results, excluding discontinued operations, representing the consumables management segment (“CMS”) which was spun-off in December 2014 (the “spin-off”).  2014 results are also adjusted, unless otherwise noted, to exclude 2014 debt prepayment, spin-off related, business repositioning, expedited development, and acquisition related costs, and certain 2014 expenses previously allocated to CMS, and to present 2014 income tax expense based on the fourth quarter and full year 2015 effective tax rates for comparability purposes.  These items are described in “Reconciliation of Non-GAAP Financial Measures.”

 “I am pleased to report that 2015 earnings per share of $3.03 exceeded our guidance of $3.00 per share and represents a 21 percent increase over the prior year.  In addition, we reported a record operating margin of 18.4 percent, and generated $240 million of free cash flow, reflecting a 76 percent free cash flow conversion ratio.  These results were achieved in spite of significant macro headwinds that we confronted over the course of the year.  These included adverse foreign exchange impacts and the collapse in oil prices which negatively impacted our business with Russia and other emerging countries, as well as our business jet and helicopter OEM customers.  As a result of these headwinds the Company’s revenues fell short of our expectations.  However, our operating margins, earnings per share and free cash flow generation exceeded our initial guidance as a result of aggressive cost reductions and disciplined expense management throughout the year.  Through it all we were able to deliver strong financial results in 2015, and position the Company for profitable growth in 2016, 2017 and beyond,” said Amin J. Khoury, Executive Chairman of B/E Aerospace.

“In addition, 2015 was another strong year for awards and bookings for both our commercial aircraft and business jet segments.  These awards and bookings strengthen our backlog and lay the foundation for sustained revenue and operating earnings growth, and strong free cash flow over the next several years.”

“Given our expectation of continued strong free cash flow generation, as well as the attractive value that our shares represent, we accelerated our share repurchase program by repurchasing $90 million of our shares in the fourth quarter, bringing our full year share repurchases to $150 million.  Therefore, we are now targeting approximately $150 million of additional share repurchases in 2016 and more than $200 million in 2017.  In total, we expect to repurchase more than $500 million of our shares during the 2015 to 2017 three-year period.  We remain comfortable with our current level of debt given our expectation of continued strong free cash flow generation.  We have set a long‐term leverage ratio target of approximately 2.5 times net debt to EBITDA which we expect to achieve primarily as a result of EBITDA growth, rather than further debt repayment.  Our free cash flow conversion ratio is expected to move toward 100 percent over the next couple of years with our capital allocation near term priority on share repurchases.  In addition, we expect to increase our dividend by approximately 10 percent to approximately $0.84 per share in 2016,” Mr. Khoury stated.

FOURTH QUARTER 2015 CONSOLIDATED RESULTS

Fourth quarter 2015 revenues of $659.2 million increased 3.4 percent (4.0 percent constant currency) as compared with the prior year period.

Operating earnings of $124.1 million increased 12.3 percent and operating margin was 18.8 percent, an increase of 150 basis points.  Net earnings and net earnings per diluted share were $83.4 million and $0.81 per share, representing increases of 31.8 percent and 32.8 percent, respectively, as compared with the prior year period.

During the fourth quarter the Company won programs valued at approximately $1.1 billion which included both buyer furnished equipment (“BFE”) and supplier furnished equipment (“SFE”) wins. The SFE wins included awards to supply passenger oxygen systems and toilets for the Boeing 777X as well as an extension of the Company’s exclusive agreement to supply LED lighting systems for the Boeing 737 MAX.

Bookings during the fourth quarter of 2015 were approximately $690 million and the book-to-bill ratio was approximately 1.05 to 1.  Record bookings for full year 2015 were approximately $3.0 billion, an increase of approximately 10 percent as compared to the prior year, representing a book-to-bill ratio of approximately 1.1 to 1.

Backlog as of December 31, 2015 was approximately $3.2 billion, while awarded but unbooked backlog was approximately $5.6 billion which includes the super first class award which was announced during the fourth quarter as well as the recent supplier furnished equipment awards. This represents an increase of approximately $600 million, as compared with the end of the third quarter 2015, and brings total backlog, both booked and awarded but unbooked, to approximately $8.8 billion.

FOURTH QUARTER 2015 SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the fourth quarter ended December 31, 2015 and 2014:

REVENUES
($ in millions)
Segment	2015	2014	% Change
Commercial aircraft	$525.1	$480.4	9.3%
Business jet	134.1	157.4	-14.8%
Total	$659.2	$637.8	3.4%

OPERATING EARNINGS
($ in millions)
Segment	2015	2014	% Change
Commercial aircraft	$102.5	$88.3	16.1%
Business jet	21.6	22.2	-2.7%
Total	$124.1	$110.5	12.3%

Fourth quarter 2015 commercial aircraft segment (“CAS”) revenues of $525.1 million increased 9.3 percent (9.9 percent constant currency).  Revenues increased primarily due to higher volumes of buyer furnished equipment.  Operating earnings of $102.5 million increased 16.1 percent and operating margin of 19.5 percent increased 110 basis points as compared with the prior year period as a result of a favorable mix of products and aggressive cost reduction actions.

Fourth quarter 2015 business jet segment (“BJS”) revenues of $134.1 million decreased 14.8 percent.  Revenues declined primarily as a result of lower sales of super first class seating products, reflecting the timing of the rollout of products from our backlog.  Operating earnings were $21.6 million and operating margin of 16.1 percent increased 200 basis points as a result of a favorable mix of products and lower operating expenses as compared with the prior year period.

2015 FULL YEAR CONSOLIDATED RESULTS

For the year ended December 31, 2015, revenues of $2.73 billion increased 5.0 percent (5.8 percent constant currency).  Operating earnings of $501.3 million increased 7.5 percent and operating margin of 18.4 percent expanded 50 basis points.  Net earnings and net earnings per diluted share were $316.4 million and $3.03 per share, representing increases of 20.8 percent and 20.7 percent, respectively, as compared with the prior year.  On a GAAP basis, operating earnings were $452.3 million while net earnings and net earnings per diluted share were $285.7 million and $2.73 per share.

2015 net cash flow from operations, exclusive of the third quarter charge and associated cash payments, was $320.2 million and capital expenditures were $80.5 million resulting in a free cash flow conversion ratio of 75.8 percent of net earnings.

2015 SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the year ended December 31, 2015 and 2014:

REVENUES
($ in millions)
Segment	2015	2014	% Change
Commercial aircraft	$2,098.3	$2,058.9	1.9%
Business jet	631.3	540.1	16.9%
Total	$2,729.6	$2,599.0	5.0%

OPERATING EARNINGS
($ in millions)
Segment	2015	2014	% Change
Commercial aircraft	$396.8	$375.1	5.8%
Business jet	104.5	91.3	14.5%
Total	$501.3	$466.4	7.5%

For the year ended December 31, 2015, CAS revenues of $2.1 billion increased 1.9 percent (2.8 percent constant currency).  Operating earnings of $396.8 million increased 5.8 percent and operating margin of 18.9 percent expanded 70 basis points.  On a GAAP basis, operating earnings were $367.5 million.

For the year ended December 31, 2015, BJS revenues of $631.3 million increased 16.9 percent.  Operating earnings increased 14.5 percent to $104.5 million and operating margin was 16.6 percent.  On a GAAP basis, operating earnings were $84.8 million.

OUTLOOK

The Company reaffirmed and further clarified 2016 financial guidance in the context of reported results for 2015, and increased earnings per share guidance as follows:

•	2016 revenues are expected to be approximately 3 percent higher than 2015 revenues,
•	Operating margin is expected to be in excess of 18 percent,
•	Interest expense is expected to be approximately $92 million,
•	2016 net earnings per share are expected to increase by approximately 6 percent to approximately $3.20 per diluted share, and
•	2016 free cash flow conversion ratio is expected to be approximately 75 percent of net earnings.

Mr. Khoury concluded, “Our awards and bookings over the past 3 years have been extraordinarily strong and, as we have previously discussed, a major portion of revenues from these awards is expected to be realized primarily in 2017, 2018, and beyond.  The quality of our backlog underlies our confidence in our 2017 expectation of revenue growth of approximately 7.5 percent, and based upon continued disciplined cost management and execution of our capital allocation plan, we expect 2017 earnings per share growth in the low to mid-teens as compared with 2016.  As we complete the development phase of our supplier furnished programs and ship higher volumes of equipment, we expect our free cash flow conversion ratio to increase to approximately 100 percent in 2017.  In addition, our backlog gives us excellent visibility into solid revenue growth beyond 2017.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The declaration and payment of future dividends, the repurchase of shares of the Company’s stock and repayment of outstanding debt are at the discretion of the Board of Directors and will depend on the Company’s future earnings, capital requirements, financial conditions, operating conditions, contractual restrictions and such other factors as the Board of Directors may deem relevant.  For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  B/E Aerospace also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

*T*

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$659.2	$637.8	$2,729.6	$2,599.0
Cost of sales	396.4	389.0	1,642.5	1,582.8
Selling, general and administrative	80.7	73.6	360.4	325.6
Research, development and engineering	58.0	70.8	274.4	284.3
CMS corporate allocations	-	6.2	-	22.3

Operating earnings	124.1	98.2	452.3	384.0

Operating earnings, as a percentage of revenues	18.8%	15.4%	16.6%	14.8%

Interest expense, net	23.3	33.9	94.8	130.6
Debt prepayment costs	-	243.6	0.9	243.6

Earnings (loss) before income taxes	100.8	(179.3)	356.6	9.8

Income tax expense (benefit)	17.4	(143.3)	70.9	(47.9)

Net earnings (loss) from continuing operations	$83.4	$(36.0)	$285.7	$57.7

Net earnings (loss) from continuing operations per common share:
Basic	$0.81	$(0.35)	$2.75	$0.55
Diluted	$0.81	$(0.35)	$2.73	$0.55

Weighted average common shares:
Basic	102.7	104.1	104.0	104.0
Diluted	103.2	104.1	104.5	104.5

*T*

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$154.1	$292.5
Accounts receivable	354.6	288.3
Inventories	1,091.9	924.3
Other current assets	57.8	131.3
Total current assets	1,658.4	1,636.4
Long-term assets	1,482.5	1,536.7
	$3,140.9	$3,173.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$822.2	$783.6
Total long-term liabilities	2,263.2	2,379.4
Total stockholders' equity	55.5	10.1
	$3,140.9	$3,173.1

*T*
B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In Millions)

	Year Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Earnings from continuing operations	$285.7	$57.7
Earnings from discontinued operations	-	46.6
Net earnings	285.7	104.3
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	85.3	142.3
Deferred income taxes	(4.1)	36.3
Non-cash compensation	30.2	29.7
Tax benefits realized from prior exercises of employee stock options and restricted stock	(5.0)	(3.5)
Provision for doubtful accounts	7.2	9.6
Loss on disposal of property and equipment	9.2	3.8
Debt prepayment costs	0.9	243.6
Changes in operating assets and liabilities:
Accounts receivable	(84.7)	(77.0)
Inventories	(184.6)	(284.0)
Other current and non-current assets	67.7	(220.2)
Accounts payable and accrued liabilities	103.0	266.0
Net cash flows provided by operating activities	310.8	250.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(80.5)	(255.6)
Acquisitions, net of cash acquired	3.9	(1,043.1)
Other	(6.4)	0.8
Net cash flows used in investing activities	(83.0)	(1,297.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	5.8	7.5
Purchase of treasury stock, including share repurchases	(155.3)	(7.0)
Proceeds from long-term debt	-	2,189.0
Proceeds from KLX long-term debt	-	1,200.0
Principal payments on long-term debt	(136.0)	(1,950.0)
Borrowings on line of credit	-	868.0
Repayments on line of credit	-	(868.0)
Debt prepayment costs	-	(210.9)
Debt origination costs	-	(61.3)
Tax benefits realized from prior exercises of employee stock options and restricted stock	5.0	3.5
Cash divested in connection with spin-off of KLX	-	(460.0)
Dividends	(79.3)	-
Net cash flows (used in) provided by financing activities	(359.8)	710.8

Effect of foreign exchange rate changes on cash and cash equivalents	(6.4)	(9.1)

Net decrease in cash and cash equivalents	(138.4)	(345.3)
Cash and cash equivalents, beginning of year	292.5	637.8
Cash and cash equivalents, end of year	$154.1	$292.5

B/E AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This press release presents 2015 net earnings, net earnings per diluted share, consolidated operating earnings, commercial aircraft segment and business jet segment operating earnings excluding the Company’s third quarter charge and related expenditures associated with the Company’s cost reduction program and presents prior year (“2014”) net earnings, net earnings per diluted share, consolidated operating earnings, commercial aircraft segment and business jet segment operating earnings excluding results from discontinued operations (representing the consumables management segment (“CMS”) which was spun-off in December 2014) and adjusted to exclude (1) 2014 debt prepayment, spin-off related, business repositioning, expedited development, and acquisition related costs and (2) certain costs previously allocated to CMS, but required to be allocated to corporate overhead under GAAP, and which have been further adjusted by presenting income tax expense based on the 2015 fourth quarter and full year effective tax rate. Each of these adjusted measures are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company uses the above described adjusted measures to evaluate and assess the operational strength and performance of the business in 2015 compared to the performance of the Company without the CMS business in 2014. The Company believes these 2015 and 2014 adjusted financial measures are relevant and useful for investors because they allow investors to have a better understanding of changes in the Company’s performance over 2014 after eliminating not only the results from discontinued operations under GAAP, but also the 2015 charge associated with the Company’s third quarter cost reduction program and 2014 loss on debt extinguishment, spin-off related, business repositioning, expedited development, and acquisition related costs, and certain costs previously allocated to CMS.  These 2015 and 2014 adjusted financial measures should not be viewed as a substitute for, or superior to, operating earnings, or net earnings from continuing operations (each as defined under GAAP), the most directly comparable GAAP measures, as a measure of the Company’s operating performance for 2015 and 2014.

The Company defines “adjusted free cash flow” as net cash flows provided by operating activities less capital expenditures and excluding cash related to the 2015 third quarter charge.  The Company uses adjusted free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Adjusted free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as adjusted free cash flow expressed as a percentage of the Company’s adjusted net earnings.  The Company uses the free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow. These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

B/E AEROSPACE, INC.
RECONCILIATION OF NET EARNINGS PER DILUTED SHARE
TO ADJUSTED NET EARNINGS PER DILUTED SHARE
(In Millions, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net earnings (loss) from continuing operations	$83.4	$(36.0)	$285.7	$57.7
Debt prepayment costs	-	243.6	-	243.6
Other costs*	-	6.1	49.0	60.1
GAAP required add-back of CMS corporate allocations	-	6.2	-	22.3
Adjustment to income taxes **	-	(156.6)	(18.3)	(121.8)
Adjusted earnings from continuing operations	$83.4	$63.3	$316.4	$261.9

Adjusted net earnings from continuing operations per diluted share	$0.81	$0.61	$3.03	$2.51

Diluted weighted average shares	103.2	104.1	104.5	104.5

* 2015 other costs, of $49.0 million are associated with the third quarter facilities consolidation, product rationalization, workforce reductions and program discontinuance.  2014 other costs, of $6.1 million for three months ended December 31 and $60.1 million for year ended December 31 are associated with spin-off related, business repositioning, expedited development, and acquisition related costs

** For comparability purposes, 2014 income taxes are also adjusted based on 2015 fourth quarter and year ended December 31 effective tax rate of 17.3% and 22.0%, respectively

B/E AEROSPACE, INC.
RECONCILIATION OF OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating earnings	$124.1	$98.2	$452.3	$384.0
Other costs*	-	6.1	49.0	60.1
GAAP required add-back of CMS corporate allocations	-	6.2	-	22.3
Adjusted operating earnings	$124.1	$110.5	$501.3	$466.4

B/E AEROSPACE, INC.
RECONCILIATION OF CAS OPERATING EARNINGS TO
ADJUSTED CAS OPERATING EARNINGS
(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
CAS operating earnings	$102.5	$84.5	$367.5	$356.3
Other costs*	-	3.8	29.3	18.8
Adjusted CAS operating earnings	$102.5	$88.3	$396.8	$375.1

B/E AEROSPACE, INC.
RECONCILIATION OF BJS OPERATING EARNINGS TO
TO ADJUSTED BJS OPERATING EARNINGS
(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
BJS operating earnings	$21.6	$19.9	$84.8	$50.0
Other costs*	-	2.3	19.7	41.3
Adjusted BJS operating earnings	$21.6	$22.2	$104.5	$91.3

B/E AEROSPACE, INC.
RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW
(In Millions)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2015	2015

Net cash flow provided by operating activities	$120.4	$310.8
Capital expenditures	(17.2)	(80.5)
Free cash flow	103.2	230.3
Cash adjustments related to third quarter charge	6.7	9.4
Adjusted free cash flow	$109.9	$239.7

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